Exhibit 99.4

RISK FACTORS

Risks Relating to our Business

The loss of a key customer could have an adverse impact on our financial results.

Our operations, particularly in the North Sea, China, West Africa, Mexico, and Brazil, depend on the continuing business of a limited number of key customers. Two of our customers, Statoil and Blue Whale Offshore Engineering Technology Company, each represented more than 10% of our consolidated revenues during the first half of 2009. Two of our customers, Grupo Diavaz and Statoil, each represented more than 10% of our consolidated revenues during 2008. Our results of operations, cash flows and financial position could be materially adversely affected if any of our key customers in these regions terminates its contracts with us, fails to renew our existing contracts, or refuses to award new contracts to us.

The early termination of contracts on our vessels could have an adverse effect on our operations.

Some long-term contracts for our vessels contain early termination options in favor of the customer. While some of these contracts have early termination penalties or other provisions designed to discourage the customers from exercising such options, we cannot assure you that our customers would not choose to exercise their termination rights in spite of such penalties. Additionally, customers without contractual termination rights may choose to terminate their contacts despite the threat of litigation from us. Until replacement of such business with other customers, any termination of long-term contracts could temporarily disrupt our business or otherwise adversely affect our financial position, results of operations and cash flows. We might not be able to replace such business on economically equivalent terms.

Operating internationally subjects us to significant risks inherent in operating in foreign countries.

Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, such as West Africa. As we continue to increase our presence in such countries, our operations will encounter the following risks, among others:

•	government instability, which may cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

•	potential vessel seizure or confiscation, or the expropriation, nationalization or detention of assets;

•	imposition of additional withholding taxes or other tax on our foreign income, imposition of tariffs or adoption of other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

•	exchange rate fluctuations, which may reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country;

•	difficulty in collecting accounts receivable;

•	civil uprisings, riots, and war, which may make it unsafe to continue operations, adversely affect both budgets and schedules, and expose us to losses;

•	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crew members or specialized equipment in areas where local resources are insufficient;

•	decrees, laws, regulations, interpretations and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

•	acts or piracy or terrorism, including kidnappings of our crew members or onshore personnel.

We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial position, results of operations and cash flows.

Our towing and supply fleet includes many older vessels that may require increased levels of maintenance and capital expenditures to be maintained in good operating condition, are less efficient than newer vessels, and may be subject to a higher likelihood of mechanical failure, an inability to economically return to service or requirement to be scrapped. If we are unable to manage the aging of our fleet efficiently and find profitable market opportunities for our vessels, our results will deteriorate and our financial position and cash flows could be materially adversely affected.

As of June 30, 2009, the average age of our towing and supply vessels was approximately 21 years. The average age of many of our competitors’ fleets is substantially younger than ours. Our older towing and supply fleet is generally less technologically advanced than many newer fleets, is not capable of serving all markets, may require additional maintenance and capital expenditures to be kept in good operating condition and as a consequence may be subject to longer or more frequent periods of unavailability. Prolonged periods of unavailability of one or more of our older vessels could have a material adverse effect on our financial position, results of operations and cash flows. In addition, we expect that our fleet is less fuel efficient than our competitors’ newer fleets, putting us at a competitive disadvantage because our customers are responsible for the fuel costs they incur. Our ability to continue to upgrade our fleet depends on our ability to commission the construction of new vessels as well as the availability in the market of newer, more technologically advanced vessels with the capabilities to meet our customers’ increasing requirements. If we are unable to manage the aging of our fleet efficiently and find profitable market opportunities for our vessels, our results will deteriorate and our financial position and cash flows could be materially adversely affected.

The failure to successfully complete construction or conversion of our vessels on schedule, on budget, or at all without a corresponding reduction in capital expenditures, or to successfully utilize such vessels and the other vessels in our fleet at profitable levels could adversely affect our financial position, results of operations and cash flows.

We have three MPSVs currently under construction. Our fleet upgrade program may result in additional vessel construction projects and/or the conversion or retrofitting of some of our existing vessels. Our construction and conversion projects may be delayed, incur cost overruns or fail to be completed as a result of factors inherent in any large construction project, including shortages of equipment, lack of shipyard availability, shipyard bankruptcy, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor.

Shortages of raw materials and components resulting in significant delays for vessels under construction, conversion, or retrofit could adversely affect our financial position, results of operations and cash flows if such delays exceed the liquidated damages provisions in our contracts or any vessel delivery insurance we may have. In addition, customer demand for vessels currently under construction or conversion may not be as strong as we presently anticipate, and our inability to obtain contracts on anticipated terms or at all may have an adverse effect on our revenues and profitability.

We received a modified report from our independent registered public accounting firm for our year ended December 31, 2008 with respect to our ability to continue as a going concern. The existence of such a report may adversely affect our ability to raise capital, and even if we are successfully able to complete this offering, there is no assurance that we will not receive a similar explanatory paragraph in their opinion for our year ending December 31, 2009.

We believe there exists substantial doubt regarding our ability to continue as a going concern unless this offering or a similar financing is consummated. Our independent registered public accounting firm has modified their report for our year ended December 31, 2008 with respect to our ability to continue as a going concern. Even if we are able to complete this offering, there is no assurance that our independent registered public accounting firm will not again include such an explanatory paragraph in its report for our year ending December 31, 2009. Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. The inclusion of a going concern modification in our independent registered public accounting firm’s audit opinion for the year ended December 31, 2008 may materially and adversely affect our ability to raise new capital, as well as adversely affect our business. In addition, if our independent registered public accounting firm’s report for our year ending December 31, 2009 again has an explanatory paragraph related to this matter, it may adversely affect our ability to raise new capital in the future, as well as adversely affect our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Liquidity Sufficiency.”

The Issuer and the Norwegian guarantors have not filed Norwegian audited financial statements for the accounting year 2008 as required by Norwegian law.

The Issuer and the Norwegian Guarantors have not filed their financial statements for 2008 in accordance with the PLCA and the Accounting Act, mainly due to the impaired liquidity outlook of the Trico Supply Group for the next 12 months primarily related to the $101.7 million SR Facility due in January 2010 which will be repaid with the proceeds of the notes (see further details under “Management’s Discussions and Analysis of Financial Conditions and Results of Operations — Risks and Uncertainties” and “Liquidity and Capital Resources”). Failure to file constitutes a criminal offense, which may be sanctioned with fines and, in extreme cases, by imprisonment. For a maximum period of 26 weeks from the filing deadline on August 1, 2009, the Issuer will incur an immaterial weekly fine until due filing is made. If the filing is not made by March 2010 there is a risk that the Norwegian courts could resolve to dissolve the Issuer or the Norwegian Guarantors which are still in breach of the requirements. The Trico Supply Group companies are working to complete and file their board report and the audited financial statement in accordance with the above regulations as soon as practicable and expect to file such report and statement not later than March 2010.

Certain deferred taxes could be accelerated and the effective tax rate on certain Norwegian guarantors’ income could be increased if the Issuer and certain of the Norwegian guarantors failed to comply with the Norwegian tonnage tax regime.

Some of the Norwegian entities within the Trico Supply Group have untaxed shipping income under the Norwegian tonnage tax regime. To comply with the Norwegian tonnage tax regime, certain conditions must be fulfilled and the failure to comply with any such condition, even if the failure is unintentional, may lead to adverse tax consequences. In order to comply with tonnage tax requirements, a Norwegian tonnage tax entity cannot own shares in a non-publicly listed entity except for other Norwegian tonnage tax entities. Subsequent to the acquisition of DeepOcean ASA by Trico, Trico completed a corporate restructuring to comply with this and other requirements. Trico had until January 31, 2009 to transfer its ownership interest in DeepOcean AS and the non-tonnage tax entities. Failure to comply with this deadline would have resulted in the income of the Issuer being subject to a 28% tax rate and an exit tax liability, currently payable over a ten-year period, becoming due and payable immediately. In connection with the corporate restructuring completed in January 2009, the ownership of DeepOcean AS and its non-tonnage tax related subsidiaries were transferred to Trico Supply AS and the tonnage tax related entities owned by DeepOcean AS became subsidiaries of Trico the Issuer Shipping AS.

If it is determined by the assessment authorities that this restructuring, including the transfer of ownership interest in DeepOcean AS, did not comply with the requirements of the tonnage tax regime, or if some other failure to comply with the provisions is found to have occurred, we would owe exit tax liability in the amount of $51.5 million (based on the accumulated untaxed income of the Issuer as of December 31, 2008 for the periods ending December 31, 2008). In addition, future taxable income of the Issuer from January 1, 2007 forward would be subject to a 28% tax rate. Furthermore, if other failures to comply were found to have occurred in the Issuer or the Norwegian guarantors within the Norwegian tonnage tax regime, the income of the company in question would be subject to a 28% tax rate in the year of such failure to comply and each year thereafter if not cured within the required time frame or the company in question does not reinstate its tonnage eligibility in future years.

Our refund guarantees may not cover all of our losses in the event of a termination of our newbuild vessel construction contracts.

Trico Subsea AS currently has seven contracts for construction of vessels at the Tebma shipyard in India. Currently Trico Subsea AS has agreed with the shipyard to suspend construction of four of these vessels (Hulls No. 120, 121, 128 and 129), while three vessels (Hulls No. 117, 118 and 119) will be completed. As of September 30, 2009, Trico Subsea AS has paid construction costs in the total amount approximately $33.9 million for the four suspended vessels and approximately $44.7 million in respect of the vessels to be completed. Under the construction contracts, Trico Subsea AS is entitled to receive refunds of certain of the sums paid to Tebma under certain provisions of the construction contracts (including interest at a rate of 6% per annum from the date of payment to the date of refund) if the contracts are lawfully terminated by Trico Subsea AS. Trico Subsea AS has refund guarantees covering approximately $21.0 million with respect to the four suspended vessels. With regard to the three vessels being completed Trico Subsea AS has refund guarantees covering approximately $26.0 million. If the shipyard is not able to satisfy its obligation to refund the sums paid for any of the seven vessels, Trico Subsea AS will be entitled to draw on the refund guarantees. In such case, Trico Subsea AS risks that approximately $12.9 million of the payment for suspended vessels remains uncovered, while a total of approximately $18.7 million is not covered for the vessels currently being completed. In addition, the refund guarantees do not cover the interest of 6% per annum as prescribed in the construction contracts.

We are exposed to the credit risks of our key customers and certain other third parties, and nonpayment by our customers could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers and certain other third parties or the failure by the shipyard to build or timely deliver the MPSVs currently on order, could adversely affect our financial position, results of operations and cash flows, which in turn could reduce our ability to pay interest on, or the principal of, our credit facilities. If any of our key customers defaults on its obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks.

Our failure to retain key employees and attract additional qualified personnel could prevent us from implementing our business strategy or operating our business effectively.

We depend on the technical and other experience of management and employees in our subsea services and subsea trenching and protection business segments to fully implement our strategy. Although we have employment agreements in place with certain of our current executive officers, we may not be able to retain the services of these individuals and the loss of their services, in the absence of adequate replacements, would harm our ability to implement our business strategy and operate our business effectively.

Increased competitive forces in the subsea services and subsea trenching and protection services markets could adversely affect our business.

The markets for subsea services and subsea trenching and protection services are highly competitive. While price is a factor, the ability to acquire specialized vessels and equipment, to attract and retain skilled personnel, and to demonstrate a good safety record are also important. Several of our competitors in both the subsea services and subsea trenching and protection services market have greater financial and other resources and more experience operating in international areas than we have. We believe that other vessel owners are beginning to offer subsea services and subsea trenching and protection services to their customers. If other companies acquire vessels or equipment, or begin to offer integrated subsea services to customers, levels of competition may increase and our business could be adversely affected. In addition, any reduction in rates offered by our competitors or growing disparity in fuel efficiency between our fleet and those of our competitors may cause us to reduce our rates and may negatively impact the utilization of our vessels, which will negatively impact our results of operations and cash flows.

Time chartering of our subsea services and subsea trenching and protection vessels require us to make payments absent revenue generation which could adversely affect our operations.

Many of our subsea services and subsea trenching and protection vessels are under time charter contracts. Should we not have work for such vessels, we are still required to make time charter payments and such payments absent revenue generation could have an adverse affect on our financial position, results of operations and cash flows.

Increases in size, quality and quantity of the offshore vessel fleet in areas where we operate could increase competition for charters and lower day rates and/or utilization, which would adversely affect our revenues and profitability.

Charter rates for marine support vessels in our market areas depend on the supply of and demand for vessels. Excess vessel capacity in the offshore support vessel industry is primarily the result of either construction of new vessels or the mobilization of existing vessels into fully saturated markets. There are a large number of vessels currently under construction, and our competitors have recently placed orders for new vessels to be delivered over the next few years. In recent years, we have been subject to increased competition from both new vessel construction, particularly in the North Sea and the Gulf of Mexico, as well as vessels mobilizing into regions in which we operate. A remobilization to the Gulf of Mexico of U.S.-flagged OSVs operating in other regions or a repeal or significant modification of the Merchant Marine Act of 1920, as amended, or the Jones Act, or the administrative erosion of its benefits, permitting OSVs that are either foreign-flagged, foreign-built, foreign-owned, or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of offshore supply vessels, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in the law or its application, could increase competition for charters and lower day rates and/or utilization, which would adversely affect our financial position, results of operations and cash flows.

If we are unable to maintain our Jones Act status, we could be disadvantaged in the U.S. subsea market, which would adversely affect our future revenues and profitability.

We operate in a number of markets around the world, and our plans contemplate entering certain subsea services markets, including in the United States. Coastwise maritime trade in the U.S. is subject to U.S. laws commonly referred collectively to as the Jones Act, and together with the Shipping Act, 1916, the Shipping Acts. In the third quarter of 2009, we exited this segment of business in the United States. However, we expect decommissioning and deep water projects in the Gulf of Mexico to comprise an important part of our subsea strategy, which will require continued compliance with the Jones Act. We were recently awarded our first subsea services contract in the U.S. The Shipping Acts require that vessels engaged in the U.S. coastwise trade and other services generally be owned by U.S. citizens and built in the U.S. For a corporation engaged in the U.S. coastwise trade to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the U.S. or of a state, territory or possession thereof, (ii) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen, (iii) no more than 25% of the directors of such corporation necessary to the transaction of business can be non-U.S. citizens and (iv) at least 75% of the interest in such corporation must be owned by U.S. “citizens” (as defined in the Shipping Acts). The Jones Act also treats as a prohibited “controlling interest” any (i) contract or understanding by which more than 25% of the voting power in the corporation may be exercised, directly or indirectly, in behalf of a non-U.S. citizen and (ii) the existence of any other means by which control of more than 25% of any interest in the corporation is given to or permitted to be exercised by a non-U.S. citizen. Trico Marine Service, Inc.’s charter contains provisions that limit non-U.S. citizen ownership of its stock and the status of certain officers and directors in the same manner as the Jones Act and authorizes Trico Marine Services, Inc. and its Board of Directors to take actions designed to effectuate the purpose of permitting Trico to remain eligible to engage in the U.S. coastwise maritime trade. Should Trico Marine Services, Inc. fail to comply with the U.S. citizenship requirements of the Shipping Acts, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance, and under certain circumstances would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwide trading rights for our U.S.-flag vessels, fines or forfeiture of the vessels. If we are unable to maintain our Jones Act status, it could be harder for us to sustain operations in the U.S. subsea market, which would adversely affect our future revenues and profitability. In the absence of continuing to qualify to conduct business under the Jones Act, we believe that we could become less competitive when competing against foreign providers of subsea services who regularly provide such services in the United States.

If a stockholder conducts another proxy contest in connection with a meeting of our stockholders, it could be costly and disruptive.

Kistefos AS, a holder of approximately 18.4% of the Parent’s outstanding common stock, made nine proposals to be voted on by our stockholders at our 2009 annual meeting of stockholders, including proposals to elect two of Kistefos’ employees to our board of directors. Our board opposed eight of

Kistefos’s proposals. In connection with the meeting, Kistefos also filed a lawsuit against the Parent regarding the legality of one of Kistefos’s proposals. As a result of these events, the costs associated with our 2009 annual meeting were significantly higher than normal. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) were approximately $1.6 million during the six month period ending June 30, 2009. We believe Kistefos still wishes to have two of its employees elected to our Board. If Kistefos or other stockholder(s) conduct a proxy contest or submit proposals to be considered at a meeting of stockholders and the Parent opposes such actions, the Parent may incur significant expense above the expenses normally spent for an annual meeting. Any such contest could also be a distraction to our management who may be required to devote a significant portion of their time to the contest instead of the operation of our business.

Our U.S. employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act, and general maritime law. These laws preempt state workers’ compensation laws and permit these employees and their representatives to pursue actions against employers for job-related incidents in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes, we may have greater exposure for any claims made by these employees or their representatives.

Unionization efforts could increase our costs, limit our flexibility or increase the risk of a work stoppage.

As of June 30, 2009 approximately 24.7% of our employees worldwide were working under collective bargaining agreements, all of whom were working in Norway, the United Kingdom or Brazil, where such agreements are required to exist. Efforts have been made from time to time to unionize other portions of our workforce, including workers in the Gulf of Mexico. Any such unionization could increase our costs, limit our flexibility or increase the risk of a work stoppage.

The removal or reduction of the reimbursement of labor costs by the Norwegian government may adversely affect our costs to operate our vessels in the North Sea.

During July 2003, the Norwegian government began partially reimbursing us for labor costs associated with the operation of our vessels. These reimbursements totaled $3.0 million in the first six months of 2009. If this benefit is reduced or removed entirely, our direct operating costs will increase substantially and negatively impact our profitability.

Certain management decisions needed to successfully operate EMSL, our 49% partnership, are subject to the majority owner’s approval. The inability of our management representatives to reach a consensus with the majority owner may negatively affect our results of operations.

We hold a 49% equity interest in Eastern Marine Services Limited, or EMSL and China Oilfield Services Limited, or COSL holds the remaining equity interest of 51%. Although our management representatives from time to time may want to explore business opportunities and enter into material agreements which they believe are beneficial for EMSL, all decisions with respect to any material actions on the part of EMSL also require the approval of the representatives of COSL. A failure of COSL and our management representatives to reach a consensus on managing EMSL could materially hinder our ability to successfully operate the partnership.

Our business plan involves establishing joint ventures with partners in targeted foreign markets. We are subject to the Foreign Corrupt Practices Act, or FCPA. Our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law and a determination that we violated the FCPA, including actions taken by our foreign agents or joint venture partners, may adversely affect our business and operations.

As Trico Marine Services, Inc. is a Delaware corporation, we are subject to the anti-bribery restrictions of the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that United States law and regulations prohibit us from using.

In order to effectively compete in foreign jurisdictions, such as Nigeria and Mexico, we utilize local agents and seek to establish joint ventures with local operator or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners are not subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our marine operations are seasonal and depend, in part, on weather conditions. As a result, our results of operations will vary throughout the year.

In the North Sea, adverse weather conditions during the winter months impact offshore development operations. Activity in the Gulf of Mexico may also be subject to stoppages for hurricanes, particularly during the period ranging from June to November. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.

Our operations are subject to federal, state, local and other laws and regulations that could require us to make substantial expenditures.

We must comply with federal, state and local regulations, as well as certain international conventions, the rules and regulations of certain private industry organizations and agencies, and laws and regulations in jurisdictions in which our vessels operate and are registered. These regulations govern, among other things, worker health and safety and the manning, construction, and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If we fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, we could be subject to substantial administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief. Norwegian authorities have announced they are considering modifying safety regulations applicable to our fleet in the North Sea. If these modifications are implemented, we may incur substantial compliance costs.

Our operations also are subject to federal, state and local laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While our insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. We may incur substantial costs in complying with such laws and regulations, and noncompliance can subject us to substantial liabilities. The laws and regulations applicable to us and our operations may change. If we violate any such laws or regulations, this could result in significant liability to us. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in our vessel operating expenses.

Our inability to recruit, retain and train crew members may affect our ability to offer services, reduce operational efficiency and increase our labor rates.

The delivery of all of our new vessels will require the addition of a significant number of new crew members. Operating these vessels will also require us to increase the level of training for certain crew members. In addition, in each of the markets in which we operate, we are vulnerable to crew member departures. Our inability to retain crew members or recruit and train new crew members in a timely manner may adversely affect our ability to provide certain services, reduce our operational efficiency and increase our crew labor rates. Should we experience a significant number of crew member departures and a resulting increase in our labor rates and interruptions in our operations, our results of operations would be negatively affected.

Our operations are subject to operating hazards and unforeseen interruptions for which we may not be adequately insured.

Marine support vessels are subject to operating risks such as catastrophic marine disasters, natural disasters (including hurricanes), adverse weather conditions, mechanical failure, crew negligence, collisions, oil and hazardous substance spills and navigation errors. Some of these operating risks may increase as we provide subsea services jointly with our partners in the subsea market, and our vessels serve as platforms for subsea work. The occurrence of any of these events may result in damage to, or loss of, our vessels and our vessels’ tow or cargo or other property and may result in injury to passengers and personnel, including employees of our partners in the subsea market. Such occurrences may also result in a significant increase in operating costs or liability to third parties. We maintain insurance coverage against certain of these risks, which our management considers to be customary in the industry. We can make no assurances that we can renew our existing insurance coverage at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise. In addition, concerns about terrorist attacks, as well as other factors, have caused significant increases in the cost of our insurance coverage.

The cost and availability of drydock services may impede our ability to return vessels to the market in a timely manner.

From time to time our vessels undergo routine drydock inspection, maintenance and repair as required under U.S. Coast Guard regulations and in order to maintain American Bureau of Shipping, Det Norske Veritas or vessel certifications for our vessels. If the cost to drydock, repair, or maintain our vessels should continue to increase, or if the availability of shipyards to perform such services should decline, then our ability to return vessels to work at sustained day rates, or at all, could be materially affected, and our financial position, results of operations and cash flows may be adversely impacted.

We may face material tax consequences or assessments in countries in which we operate. If we are required to pay material tax assessments, our financial position, results of operations and cash flows may be materially adversely affected.

We conduct business globally and, as a result, one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subject to examination by taxing authorities worldwide, including such major jurisdictions as Norway, Mexico, Brazil, Nigeria, Angola, Hong Kong, China, and the United States.

During the past three years, our Brazilian subsidiary received non-income related tax assessments from Brazilian state tax authorities totaling approximately 31.6 million Brazilian Reais ($13.6 million at December 31, 2008) in the aggregate and may receive additional assessments in the future. The tax assessments are based on the premise that certain services provided in Brazilian federal waters are considered taxable as transportation services. If the courts in these jurisdictions uphold the assessments, it would have a material adverse effect on our net income, liquidity and operating results. We do not believe any liability in connection with these matters is probable and, accordingly, have not accrued for these assessments or any potential interest charges for the potential liabilities.

Currency fluctuations and economic and political developments could adversely affect our financial position, results of operations and cash flows.

Due to the size of our international operations, a significant percentage of our business is conducted in currencies other than the U.S. Dollar. We primarily are exposed to fluctuations in the foreign currency exchange rates of the Norwegian Kroner, the British Pound, the Euro, the Brazilian Real, and the Nigerian Naira. Changes in the value of these currencies relative to the U.S. Dollar could result in translation adjustments reflected as a component of other comprehensive income or losses in stockholders’ equity on our balance sheet. To the extent we owe obligations to our creditors in foreign currencies, exchange rate fluctuations may magnify such risks. In addition, translation gains and losses could contribute to fluctuations or movements in our income.

We are also exposed to risks involving political and economic developments, royalty and tax increases, changes in laws or policies affecting our operating activities, and changes in the policies of the United States affecting trade, taxation, and investment in other countries.

The rights of Trico Subsea AS under the vessel construction contracts for the Trico Star, Trico Service and Trico Sea with the Tebma Shipyard in India may be impaired if it is determined that there was not a proper novation of such contracts.

Construction contracts for the Trico Star, Trico Service and Trico Sea were transferred from the previous owner to Trico Subsea AS (formerly, Active Subsea AS) under Norwegian laws. The construction contracts, however, are governed by English law; consequently, an arbitration tribunal could determine that there was not a proper novation of the construction contracts under English law. Notwithstanding the lack of a formal novation under English law, we believe that the facts and the parties’ subsequent conduct would support the establishment of novation under English law; however, there can be no guarantee that an arbitration tribunal would agree with our conclusion.

Risks Related to Our Industry

Changes in the level of exploration and production expenditures, in oil and gas prices or industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to meet our financial obligations.

Our revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, China, West Africa, Brazil, Mexico, the Gulf of Mexico and Southeast Asia / China. As of June 30, 2009, our international operations account for approximately 99% of our revenues and are subject to a number of risks inherent to international operations, including exchange rate fluctuations, unanticipated assessments from tax or regulatory authorities, and changes in laws or regulations. These factors could have a material adverse affect on our financial position, results of operations and cash flows.

Because our revenues are generated primarily from customers having similar economic interests, our operations are susceptible to market volatility resulting from economic or other changes to the oil and gas industry (including the impact of hurricanes). Changes in the level of exploration and production expenditures, in oil and gas prices, or in industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to meet our financial obligations.

Demand for our services depends heavily on activity in offshore oil and gas exploration, development and production. The offshore rig count is ultimately the driving force behind the day rates and utilization in any given period. Depending on when we enter into long-term contracts, and their duration, the positive impact on us of an increase in day rates could be mitigated or delayed, and the negative impact on us of a decrease in day rates could be exacerbated or prolonged. This is particularly relevant to the North Sea market, where contracts tend to be longer in duration. A decrease in activity in the areas in which we operate could adversely affect the demand for our marine support services and may reduce our revenues and negatively impact our cash flows. A decline in demand for our services could also prevent us from securing long-term contracts for the vessels we have on order. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate. Moreover, increases in oil and natural gas prices and higher levels of expenditure by oil and gas companies for exploration, development and production may not necessarily result in increased demand for our services or vessels.

The recent worldwide financial and credit crisis could lead to an extended worldwide economic recession and have a material adverse effect on our financial position, results of operations and cash flows.

During the past year, there has been substantial volatility and losses in worldwide equity markets that could lead to an extended worldwide economic recession. Due to this economic condition, there has been a reduction in demand for energy products that has resulted in declines in oil and gas prices, which is a significant part of most of our customers’ business. In addition, due to the substantial uncertainty in the global economy, there has been deterioration in the credit and capital markets and access to financing is uncertain. These conditions could have an adverse effect on our industry and our business, including our future operating results and the ability to recover our assets at their stated values. Our customers may curtail their capital and operating expenditure programs, which could result in a decrease in demand for our vessels and a reduction in day rates and/or utilization. In addition, certain of our customers could experience an inability to pay suppliers, including us, in the event they are unable to access the capital markets to fund their business operations. Likewise, our suppliers may be unable to sustain their current level of operations, fulfill their commitments and/or fund future operations and obligations, each of which could adversely affect our operations.

Due to these factors, we cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due.